As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	74-0694415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

CENTERPOINT ENERGY SAVINGS PLAN

(Full title of the plan)

Dana C. O’Brien

Senior Vice President, General Counsel and Corporate Secretary

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	60,000,000 shares	$20.49	$1,229,400,000	$142,856.28

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of CenterPoint Energy, Inc. that may become issuable under the CenterPoint Energy Savings Plan as a result of stock splits, stock dividends or other similar transactions. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the CenterPoint Energy Savings Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Common Stock of CenterPoint Energy, Inc. as reported by the New York Stock Exchange on March 27, 2015.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register an additional 60,000,000 shares of common stock of CenterPoint Energy, Inc. (“CenterPoint Energy”) issuable pursuant to the CenterPoint Energy Savings Plan (the “Plan”). The contents of the Registration Statement on Form S-8 of CenterPoint Energy filed on May 28, 2004 (No. 333-115976), as amended by Post-Effective Amendment No. 1 to such Registration Statement filed on December 14, 2007, the Registration Statement on Form S-8 of CenterPoint Energy filed on March 17, 2008 (No. 333-149757) and the Registration Statement on Form S-8 of CenterPoint Energy filed on February 2, 2012 (No. 333-179310) relating to the Plan are incorporated by reference into this Registration Statement.

Experts

The consolidated financial statements and the related financial statement schedules, incorporated in this document by reference from CenterPoint Energy’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of CenterPoint Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6. Indemnification of Directors and Officers.

Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) and Article V of CenterPoint Energy’s Amended and Restated Bylaws provide CenterPoint Energy with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, CenterPoint Energy has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

Additionally, Article IX of CenterPoint Energy’s Restated Articles of Incorporation provides that no director of CenterPoint Energy is liable to CenterPoint Energy or its shareholders for monetary damages for any act or omission in the director’s capacity as director, except as required by law as in effect from time to time. Currently, Section 7.001 of the TBOC requires that liability be imposed for the following actions: (i) any breach of such director’s duty of loyalty to CenterPoint Energy or its shareholders, (ii) any act or omission not in good faith that constitutes a breach of duty of such director to CenterPoint Energy or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, regardless of whether or not the benefit resulted from an action taken within the scope of the director’s duties or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

Article IX also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article IX shall not adversely affect any right of protection of a director of CenterPoint Energy existing at the time of the repeal or modification.

ITEM 8. Exhibits

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2014	1-31447	3.1

4.3* -	Form of CenterPoint Energy Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4 filed on November 5, 2001	333-69502	4.1

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1 -	Powers of Attorney (included on the signature page of this Registration Statement)

99.1 -	CenterPoint Energy Savings Plan (amended and restated effective January 1, 2015)

*	Incorporated herein by reference as indicated.

The registrant undertakes that the Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service (“IRS”) in a timely manner and all changes required by the IRS for the Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on April 2, 2015.

CENTERPOINT ENERGY, INC.
(Registrant)

By:	/s/ Scott M. Prochazka
Scott M. Prochazka
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Rogers and Dana C. O’Brien, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 2, 2015.

Signature	Title

/s/ Scott M. Prochazka Scott M. Prochazka	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William D. Rogers William D. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kristie L. Colvin Kristie L. Colvin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Milton Carroll Milton Carroll	Executive Chairman of the Board of Directors

/s/ Michael P. Johnson Michael P. Johnson	Director

/s/ Janiece M. Longoria Janiece M. Longoria	Director

/s/ Scott J. McLean Scott J. McLean	Director

Signature	Title

/s/ Susan O. Rheney Susan O. Rheney	Director

/s/ Phillip R. Smith Phillip R. Smith	Director

/s/ R.A. Walker R.A. Walker	Director

/s/ Peter S. Wareing Peter S. Wareing	Director

Pursuant to the requirements of the Securities Act of 1933, the Benefits Committee has duly caused this Registration Statement to be signed on behalf of the CenterPoint Energy Savings Plan by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 2, 2015.

CENTERPOINT ENERGY SAVINGS PLAN

By:	/s/ Joseph B. McGoldrick
Joseph B. McGoldrick
Chairman of the Benefits Committee of CenterPoint Energy, Inc., Plan Administrator

EXHIBIT INDEX

Exhibit Number	Document Description	Report or Registration Statement	SEC File or Registration Number	Exhibit Reference

4.1* -	Restated Articles of Incorporation of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2008	1-31447	3.2

4.2* -	Amended and Restated Bylaws of CenterPoint Energy	CenterPoint Energy’s Form 8-K dated July 24, 2014	1-31447	3.1

4.3* -	Form of CenterPoint Energy Stock Certificate	CenterPoint Energy’s Registration Statement on Form S-4 filed on November 5, 2001	333-69502	4.1

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of Deloitte & Touche LLP

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1 -	Powers of Attorney (included on the signature page of this Registration Statement)

99.1 -	CenterPoint Energy Savings Plan (amended and restated effective January 1, 2015)

*	Incorporated herein by reference as indicated.